Exhibit 10.17

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of this 17th day of February, 2011 by and between Kevin DeSanctis (the “Executive”) and Revel AC, Inc., a Delaware corporation (“AC, Inc.”), Revel AC, LLC f/k/a Revel Acquisition, LLC, a Delaware limited liability company which is managed by its sole member, AC, Inc. (“AC, LLC”), Revel Entertainment Group, LLC, a New Jersey limited liability company which is managed by its sole member AC, LLC (the “Company”), Revel Atlantic City, LLC, a New Jersey limited liability company which is managed by its sole member, AC, LLC (“Revel Atlantic City”), and NB Acquisition, LLC, a New Jersey limited liability company which is managed by its sole member, the Company (“NB”). As used herein, AC, Inc., AC, LLC, Revel Atlantic City and NB are collectively referred to as the “Guarantors”, and AC, Inc., AC, LLC, the Company, Revel Atlantic City and NB are collectively referred to herein as the “Revel Entities.”.

WHEREAS, the Company desires to engage the services of the Executive and the Executive desires to serve as an employee of the Company, as a member of the Board of Directors of AC, Inc. and as an officer of each of the Revel Entities on the terms and conditions of this Agreement.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Employment Period. The Company hereby agrees to employ the Executive and the Executive hereby accepts such employment, in accordance with the terms, conditions and provisions of this Agreement, for the period (such period, the “Employment Term”) commencing on the date of the Executive’s last date of full-time employment with Revel Entertainment Group, LLC, a Delaware limited liability company (the “Current Employer”), but no later than the date hereof (the “Commencement Date”) and ending on February 29, 2016 (the “Initial Termination Date”). Commencing on the Initial Termination Date and on the last day of February of each two-year anniversary thereafter (such Initial Termination Date and each such subsequent last day of February, each an “Automatic Extension Date”), the Employment Term shall automatically be extended for an additional two years, unless either the Company or the Executive shall have delivered written notice of non-renewal by 11:59 PM (prevailing eastern time) on the August 31st prior to an Automatic Extension Date in which case the Employment Term shall terminate on such Automatic Extension Date.

2. Position, Duties and Responsibilities.

2.1. Company. The Executive shall serve as Chief Executive Officer and President of the Company. As Chief Executive Officer and President, the Executive shall report to and be subject to the direction of the Board of Directors of AC, Inc. (the “Board”). The Executive shall have the appropriate authority, duties and responsibilities attendant to his position as Chief Executive Officer and President of the Company as set forth in the Amended and Restated Limited Liability Company Agreement of the Company, dated on or about the Commencement Date (the “LLC Agreement”) or as may be delegated to the Executive by the Member from time to time.

2.2. Additional Positions. The Executive shall, without any additional compensation, serve as a Chief Executive Officer, President and Chairman of the Board of Directors of AC, Inc. and President and Chief Executive Officer of AC, LLC, Revel Atlantic City and NB.

3. Compensation.

3.1. Base Salary. The Company shall pay the Executive an annual base salary (“Base Salary”), commencing on the Commencement Date, of one million dollars ($1,000,000), payable in installments in accordance with the Company’s customary payroll practice but not less than monthly. The Company shall review the Executive’s performance and Base Salary no less often than annually within thirty (30) days of each anniversary of the Commencement Date and may, in its sole discretion, adjust the Executive’s salary rate. Any such adjusted salary shall be and become the “Base Salary” for purposes of this Agreement. Base Salary shall not be reduced at any time (including after any increase) below the initial Base Salary (i.e., not below $1,000,000 per annum).

3.2. Bonuses.

(a)	Transaction Bonus. The Company shall pay the Executive a lump sum transaction bonus of $1.1 million in cash within ten (10) days of the Commencement Date.

(b)	Annual Bonus.

(i)	Commencing with the 2011 calendar year, the Executive shall be eligible for an annual cash bonus (“Annual Bonus”) in respect of each complete calendar year of the Company (or, for the last year of the Employment Term, a pro rata Annual Bonus based on the ratio that the number of days of such calendar year during the Employment Term bears to 365) with a target level of not less than 110% of Base Salary (“Target Bonus Opportunity”), or such greater amount as determined by the Board.

(ii)	Commencing with the 2012 calendar year, including those years prior to and after the opening of the Company’s casino in Atlantic City, New Jersey (the “Casino”), each Annual Bonus shall be subject to the achievement of objective performance targets as mutually determined and agreed upon by the Board and the Executive, reasonably and in good faith, and no later than sixty (60) days after the beginning of the calendar year to which such Annual Bonus relates. Each Annual Bonus, if earned, shall be payable promptly following a determination by the Board (or a designated committee thereof) that the applicable performance objectives have been satisfied.

3.3. Expenses. In addition to Base Salary and Annual Bonus, on the Commencement Date, the Executive will be entitled to reimbursement for his reasonable legal and other expenses incurred in negotiating the terms of this Agreement and related agreements.

3.4. Founder Shares. On the Commencement Date, the Executive shall be the sole member of Revel Group, LLC (“Revel Group”) which shall own a total of 26,858,824 shares of Common Stock of AC, Inc. (as the same may be adjusted from time to time, the “Founder Shares”). Pursuant to the terms of the Stock Restriction Agreement, dated on or about the Commencement Date, as the same may be amended from time to time, by and between Revel Group and AC, Inc. (the “Stock Restriction Agreement”), 9,947,712 Founders Shares are subject to certain vesting restrictions (the “Unvested Shares”) which shall lapse if the performance milestones set forth in the Stock Restriction Agreement are achieved.

3.5. Company Car. During the Employment Term, the Company shall provide the Executive with an appropriate automobile, which shall be reasonably agreed upon by the Board and the Executive, for the Executive’s exclusive use. The Company shall reimburse the Executive for all expenses arising from or related to the maintenance, repair and daily operation of such automobile in carrying out the Executive’s duties hereunder, including but not limited to, fuel, service and insurance costs, provided that the Executive presents vouchers evidencing such expenses as reasonably required by the Company.

3.6. Other Benefits. During the Employment Term, the Executive shall be entitled to participate in all other employee benefit plans and programs of the Company, including, without limitation, health, long term disability, retirement, vacation and other fringe benefits customary for senior executives in established gaming companies. The Company shall maintain life insurance on the life of the Executive in the amount of $5,000,000, entitling the Executive to name the beneficiary of such policy, provided that if the policy cannot be issued at standard rates the Company shall be entitled to reimbursement from the Executive for the amount of the premium in excess of the standard rate for such policy

3.7. Vacation, Sick Leave and Holidays. The Executive shall be entitled in each calendar year to four (4) weeks of paid vacation time and any portion of the Executive’s allowable vacation time not used during the calendar year shall be subject to the Company’s payroll policies regarding carryover vacation. The Executive shall be entitled to holiday and sick leave in accordance with the Company’s holiday and other pay for time not worked policies.

3.8. Relocation Benefits. If the Executive shall relocate his residence to within a reasonable commuting distance of the Atlantic City, New Jersey vicinity, the Company shall reimburse the Executive for the reasonable cost (i) of moving the Executive’s family and household goods and cars from the Wyomissing, Pennsylvania vicinity to the Atlantic City, New Jersey vicinity, including hiring a professional moving company of the Executive’s choosing to pack and ship such belongings, (ii) of any loss on the sale of the Executive’s existing residence and (iii) of the cost of storage of the Executive’s household goods and cars in the event the Executive’s residence in the Wyomissing, Pennsylvania vicinity is sold prior to the purchase of a residence in the Atlantic City, New Jersey vicinity. In addition, the Company shall provide the Executive with a temporary residence, in size and cost reasonable in Executive’s good faith judgment under the circumstances, located within a reasonable commuting distance of the Atlantic City, New Jersey vicinity. The total aggregate reimbursement and cost of all such relocation benefits shall not exceed $350,000. Such reimbursement shall be subject to the Executive presenting receipts evidencing such expenses as reasonably required by the Company.

3.9. D&O Insurance. AC, Inc. shall maintain director and officers insurance covering the directors and officers of AC, Inc. and each of the other Revel Entities with coverage in an amount and scope as approved by the Board and the Executive. The Executive shall be a named insured under such policy. Such policy shall not be amended, modified or cancelled by AC, Inc. without the prior written consent of the Executive.

3.10. Reimbursement of Expenses. The Executive shall be provided with reimbursement of reasonable expenses related to the Executive’s employment by the Company in accordance with Company policy.

4. Termination. The Executive’s employment may be terminated prior to the end of the Employment Term in accordance with, and subject to the terms and conditions, set forth below.

4.1. Termination by the Company.

(a) Without Cause. The Company may terminate the Executive at any time without Cause (as such term is defined in subsection (b) below) effective sixty (60) days after delivery of written notice to the Executive, in accordance with Section 4.6 herein. Any such termination shall not be deemed a breach of the Agreement.

(b) With Cause. The Company may terminate the Executive at any time for Cause effective immediately upon delivery of written notice to the Executive; provided, however, that if such termination is based upon any event set forth in clause (iii) below, the Executive shall be given not less than thirty (30) days prior written notice by the Company of its intention to terminate him for Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based, and the Executive shall have thirty (30) days after the date that such written notice has been given to the Executive in which to address the Company regarding any such alleged act or failure to act. If the Company makes a determination that Cause exists, the termination shall be effective on the later of the date immediately following the expiration of the thirty (30) day notice period or the date of such determination. As used herein, the term “Cause” shall mean:

(i)	the Executive willfully breaches any material term of this Agreement or written Company policy and the Executive fails to cure such breach within thirty (30) days after written notice of the alleged breach is provided to the Executive;

(ii)	the Executive is found, after a final determination upon the exhaustion of any and all appeals, disqualified or not suitable to hold a casino or other gaming license by a governmental gaming authority in the jurisdiction where the Executive is required to be found qualified, suitable or licensed;

(iii)	the Executive willfully engages in malfeasance, fraud, or gross misconduct in connection with the business of any of the Revel Entities; or

(iv)	the Executive is convicted of a felony or pleads guilty or nolo contendere to a felony or a misdemeanor involving moral turpitude.

4.2. Termination by the Executive.

(a) Voluntarily. The Executive may terminate his employment at any time effective upon at least ninety (90) days advance written notice to the Company, in accordance with Section 4.6. Any such termination shall not be deemed a breach of the Agreement.

(b) For Good Reason. The Executive may terminate his employment for Good Reason effective upon thirty (30) days advance written notice to the Company, in accordance with Section 4.6; provided, however, that “Good Reason” shall cease to exist for an event on the 90th day following its occurrence, unless the Executive has given the Company written notice during such 90-day period providing the Company with a 30-day advance notice period of Executive’s intent to terminate his employment for Good Reason. During such thirty (30) day notice period, the Company shall have a cure right (if curable), and the Executive’s termination will be effective upon expiration of such cure period only if the events giving rise to such termination for Good Reason are not cured within such period. Any such termination shall not be deemed a breach of the Agreement. As used herein, the term “Good Reason” shall mean, in the absence of a prior written consent of the Executive,

(i)	a material breach of this Agreement by the Company, including, but not limited to, a reduction of the Executive’s Base Salary below a rate of $1,000,000 per annum;

(ii)	a material diminution of the Executive’s status, authority, duties or responsibilities with respect to the Company;

(iii)	a material change in the geographic location where Executive is required to perform services; or

(iv)	the Executive’s involuntarily ceasing to be the Chairman of the Board of Directors of AC, Inc.

(v)	The Company ceases to actively pursue or continue with the business program for developing the Casino.

4.3. Termination for Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death. In the event of any physical or mental disability of the Executive rendering the Executive substantially unable to perform his duties hereunder for a period of at least one hundred twenty (120) days out of any twelve-month (12) period or ninety (90) consecutive days (“Disability”), the Company may terminate the Executive’s employment on account of the Executive’s Disability. If the Executive was in fact substantially unable to perform or failed to perform his duties for such one hundred twenty (120) day or ninety (90) day period, as applicable, that shall be sufficient for the Company to make a determination of

Disability. Any determination of Disability if made prior to the expiration of such one hundred twenty (120) days or ninety (90) days as applicable, must be confirmed by a physician selected by the Company and acceptable to the Executive or the Executive’s legal representative or by the insurance company which insures the Company’s long-term disability plan in which the Executive is eligible to participate.

4.4. Payments Due Upon Termination.

(a) Generally. Upon any termination of employment during the Employment Term, the Executive shall be entitled to receive any amounts due for (i) Base Salary earned or accrued through the effective date of termination, (ii) reimbursement for any and all monies advanced in connection with the Executive’s employment for reasonable and necessary business expenses incurred by the Executive through the date the Executive’s employment is terminated, and (iii) all other payments and benefits to which the Executive may be entitled under the terms of any applicable compensation arrangement or benefit plan or program of the Company, including any earned and accrued, but unused vacation pay, but not including any Annual Bonus (collectively, the “Accrued Benefits”).

(b) Other Than for Cause; For Good Reason. If, during the Employment Term, the Company terminates the Executive’s employment without Cause (and not for death or Disability) or the Executive terminates his employment for Good Reason, in addition to the entitlements set forth in Section 4.4(a) hereof, (1) all Unvested Shares (as defined in the Stock Restriction Agreement) that are then still subject to vesting and have not been repurchased by the Company shall become Vested Shares (as defined in the Stock Restriction Agreement) and, in addition, (2) the Executive shall be entitled to (i) a lump sum cash payment within 30 days after the date of termination in an amount equal to two (2) times the sum of (A) Base Salary (at the highest rate in effect for the Executive during the twenty-four (24) month period immediately preceding the date of termination) plus (B) Annual Bonus (determined at Target Bonus Opportunity); and (ii) for twelve (12) months following the date of termination, medical and life insurance benefits on the same basis and at the same cost as such benefits are provided to the Executive and, if applicable, his spouse and eligible dependents, prior to such termination of employment; provided, however, that if the Executive becomes employed and eligible to receive substantially equivalent medical and life benefits under a plan of such subsequent employer, the Company shall no longer be obligated to provide such medical and life benefits. The amounts payable to the Executive pursuant to Section 4.4(b)(i) and (ii) are referred to herein as “Severance”. Upon such a termination without Cause or for Good Reason, the Executive shall have the right for sixty (60) days following such termination to elect to cause the Company and/or any other Revel Entity designated by the Board to repurchase the Founder Shares then held by Executive at the then fair market value for such shares which shall be determined as follows (such value as may be determined in accordance with (i) or (ii) below, as applicable, the “Termination Date FMV”): (i) if shares of the Company’s Common Stock are either listed on a national securities exchange or carried on Nasdaq and market quotations are readily available to such shares (“Publicly Traded”) then the fair market value of such shares shall be equal to the volume weighted average price of such shares over the twenty (20) trading days immediately preceding the date upon which the Executive’s employment with the Company was terminated, and (ii) if shares of the Company’s Common Stock are not Publicly Traded then the fair market value shall be determined by an independent third party valuator mutually acceptable to the Executive and the Company or if the Executive and the Company cannot agree on a mutually acceptable independent third-party valuator, each of the Executive and the Company shall select an independent third-party valuator who shall jointly select another independent third-party valuator who shall determine the fair market value of such shares. The fees and expenses of any independent third-party valuator shall be borne by the Company. Notwithstanding the foregoing, if the Executive exercises this put right and the Company is precluded from effecting the repurchase of the Founder Shares within the 30 day period following the Executive’s exercise of this put right as a result of the Delaware General Corporation Law or as a result of any limitation contained in the restrictive covenants of any financing agreement of the Company, within such 30 day period the Company shall redeem the maximum number of Founder Shares as shall then be permissible and shall thereafter continue to redeem the remaining Founder Shares as promptly as shall be permissible on a continuous basis until all such Founder Shares have been redeemed in full provided that all such redemptions shall be made at the Termination Date FMV.

(c) Other Than For Good Reason; End of Employment Period, Death or Disability. If, during the Employment Term, the Executive terminates his employment without Good Reason, the Executive’s employment terminates on account of death or Disability or if the Executive elects not to renew the Employment Term in accordance with Section 1 and the Executive is still employed by the Company on the last day of the Employment Term, the Executive shall only be entitled to receive (i) the Accrued Benefits and (ii) any Annual Bonus determined or earned (and not yet determined) but not yet paid for any prior calendar year completed prior to the date of termination or expiration. In addition, in the event of a termination on account of the Executive’s death or Disability, the Executive will be paid an Annual Bonus for the year in which termination occurs based on the Annual Bonus received, earned or determined, as the case may be, by the Executive for the prior calendar year, pro rated based on the number of days in the termination calendar year until the date of termination of employment divided by three hundred and sixty-five (365).

(d) For Cause. If, during the Employment Term, the Company terminates the Executive’s employment for Cause, the Executive shall only be entitled hereunder to receive the Accrued Benefits.

4.5. Resignation from Company Offices. Unless the Company agrees in writing to waive this requirement, upon the termination of the Executive’s employment for any reason, the Executive agrees to promptly resign and shall be deemed to have resigned immediately (i) as a director of each of the Revel Entities that Executive is then serving as a director to or any other entity to which any of the Revel Entities have appointed the Executive to service as a director, (ii) from all offices held by the Executive in any or all such entities in clause (i) above, (iii) all fiduciary positions (including as trustee) held by the Executive with respect to any retirement plans or trusts established by any such entity in clause (i) above.

4.6. Notice of Termination. Any termination of the Executive’s employment shall be communicated by a written notice of termination delivered within the time period specified in the applicable subsection of this Section 4. The notice of termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) briefly summarize the facts and circumstances deemed to provide a basis for a termination of employment and the applicable provision hereof, and (iii) specify the termination date in accordance with the requirements of this Agreement.

5. Confidentiality. The Executive recognizes and acknowledges that the Executive will have access to certain confidential information of the Revel Entities and that such information constitutes valuable, special and unique property of the Revel Entities (including, but not limited to, information such as business strategies, identity of acquisition or growth targets, marketing plans, customer lists, and other business related information for the Revel Entities’ customers, as well as information learned from members of the Company regarding other business ventures in which such members are engaged) (collectively, “Confidential Information”). The Executive agrees that the Executive will not, for any reason or purpose whatsoever, during or after the term of employment, use or disclose any of such Confidential Information to any party, and that the Executive will keep inviolate and secret all Confidential Information or knowledge which the Executive has access to by virtue of the Executive’s employment by the Company, except as otherwise may be necessary in the ordinary course of performing the Executive’s duties with the Revel Entities. “Confidential Information” shall not include any information that is (i) generally known to the industry or the public other than as a result of the Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties or (ii) made legitimately available to the Executive by a third party without breach of any confidentiality obligations. Notwithstanding the foregoing, the Executive shall be authorized to disclose confidential information (i) as may be required by law or legal process after providing the Company with prior written notice and an opportunity to respond to such disclosure (unless such notice is prohibited by law), (ii) in any criminal proceeding against him after providing the Company with prior written notice and (iii) with the prior written consent of the Company.

6. Restrictive Covenants.

6.1. Non-Compete. During the Executive’s employment by the Company and, for one (1) year from the date of termination or expiration of the Executive’s employment, the Executive shall not, except with the prior written consent of the Company, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit the Executive’s name to be used in connection with, any business or enterprise which, as of the Executive’s date of termination with the Company, is competitive with the Revel Entities in the Atlantic City, New Jersey market. Notwithstanding the foregoing, the Executive shall not be subject to such restrictions if the Executive is entitled to Severance on such termination or expiration of the Executive’s employment and waives his right to such Severance in writing prior to the date any payment of Severance is made to the Executive. The foregoing restrictions shall not be construed to prohibit the Executive’s ownership of less than five percent (5%) of any class of securities of any corporation which is engaged in any of the foregoing businesses and has a class of securities registered pursuant to the Securities Exchange Act of 1934, provided that such ownership represents a passive investment and that neither the Executive nor any group of persons including the Executive in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising the Executive’s rights as a shareholder, or seeks to do any of the foregoing.

6.2. Acknowledgement. The Executive acknowledges that the covenants contained in this Section 6 are reasonable and necessary to protect the legitimate interests of the Company and its affiliates and, in particular, that the duration and geographic scope of such covenants are reasonable given the nature of this Agreement and the position that the Executive will hold within the Company and his interests in the Company. The Executive further agrees to disclose the existence and terms of such covenants to any employer that the Executive works while these covenants are still in effect.

7. Indemnification. To the fullest extent permitted by law, the Company will indemnify the Executive against any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, arising by reason of the Executive’s status as a director, officer, employee and/or agent of any of the Revel Entities during the Executive’s employment (other than arising out of the Executive’s misappropriation of funds, fraud or material breach of this Agreement). In addition, following the Executive’s termination of employment, AC, Inc. shall continue to cover the Executive under its directors and officer’s insurance, for the period during which the Executive may be subject to potential liability for any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, arising by reason of the Executive’s status as a director, officer, employee and/or agent of any of the Revel Entities during the Executive’s employment (other than arising out of Executive’s misappropriation of funds, fraud or material breach of this Agreement), on the same terms such coverage was provided during the Employment Term, at the highest level then maintained for any then current or former officer.

8. Excise Taxes.

8.1. If any payment, benefit or distribution or any acceleration of any payment, benefit or distribution (or combination thereof) by any of the Revel Entities, any of their affiliates, one or more trusts established by any of the Revel Entities for the benefit of its employees, or any other person or entity, to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement (a “Payment”), is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provision thereto), any similar tax imposed by state or local law or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Company shall make an additional payment (the “Gross-Up Payment”) to the Executive such that, after payment of all Excise Taxes and any other taxes payable in respect of such Gross-Up Payment, the Executive shall retain the same amount as if no Excise Tax had been imposed.

8.2. All determinations required to be made under this Section 9, including whether an Excise Tax is payable by the Executive and the amount of such Excise Tax, shall be made by the nationally recognized firm of certified public accountants (the “Accounting Firm”) used by the Company prior to the change in control (or, if such Accounting Firm declines to serve, the Accounting Firm shall be a nationally recognized firm of certified public accountants selected by the Company and reasonably satisfactory to the Executive). The Accounting Firm shall be directed by the Company or the Executive to submit its determination and detailed supporting calculations to both the Company and the Executive within fifteen (15) calendar days after the receipt of notice from the Executive or the Company that there has been a Payment, or any other such time or times as may be requested by the Company or the Executive. If the Accounting Firm determines that any Excise Tax is payable by the Executive, the Company shall make the Gross-Up Payment. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall, at the same time as it makes such determination, furnish the Executive with an opinion that he has substantial authority not to report any Excise Tax on his federal, state, local income or other tax return. Any determination by the Accounting Firm shall be binding upon the Company and the Executive absent a contrary determination by the Internal Revenue Service or a court of competent jurisdiction; provided, however, that no such determination shall eliminate or reduce the Company’s obligation to provide any Gross-Up Payment that shall be due as a result of such contrary determination. The Company or the Executive may request that a redetermination be made by the Accounting Firm of the amount of any Excise Tax or Gross-Up Payment if, following the initial determination, there is a change in law or a change in facts which would have the effect of changing the amount of such Excise Tax or the Gross Up Payment previously computed under this Section 8.2 All fees and expenses of the Accounting Firm shall be paid by the Company in connection with services provided pursuant to this Section.

8.3. The federal, state and local income or other tax returns filed by the Executive (or any filing made by a consolidated tax group which includes the Company) shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by the Executive.

8.4. The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of any Gross-Up Payment or, as applicable, the payment of any additional amount to satisfy the Company’s obligation under Section 8.1 hereof. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall (w) give the Company any information which is in the Executive’s possession reasonably requested by the Company relating to such claim, (x) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (y) cooperate with the Company in good faith in order to effectively contest such claim, and (z) permit the Company to participate in any proceedings relating to such claim; provided, however, that the

Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 8, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, further, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall pay the amount of such payment to the Executive, and the Executive shall use such amount received to pay such claim, and the Company shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such payment or with respect to any imputed income with respect to such payment (including the applicable Gross-Up Payment); provided, further, that if the Executive is required to extend the statute of limitations to enable the Company to contest such claim, the Executive may limit this extension solely to such contested amount. The Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

8.5. If, after the receipt by the Executive of an amount paid or advanced by the Company pursuant to this Section 8, the Executive becomes entitled to receive any refund with respect to a Gross-Up Payment, the Executive shall (subject to the Company’s complying with the requirements of Section 8.4 herein) promptly pay to the Company the amount of such refund received (together with any interest paid or credited thereon after taxes applicable thereto) (or, to the extent such payment would be deemed prohibited by applicable law, shall be treated as a prepayment by the Company of any amounts owed to the Executive). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 8.4 herein, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall not be required to be repaid from the Executive to the Company and the amount of such advance to the Executive thereunder shall be applied to the amount of the Gross-Up Payment required to be paid.

8.6. The Company’s obligations under this Section 8 shall survive any termination of the Executive’s employment with the Company, other than a termination by the Company for Cause.

9. Guaranty. The Guarantors hereby irrevocably and unconditionally guarantee the payment of all amounts and benefits due to the Executive under this Agreement.

10. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of New York.

11. Jurisdiction. The parties hereby irrevocably consent to the jurisdiction of the federal and state courts located in the State of New York for any matter that is not otherwise arbitrated or resolved in accordance with Section 15. This includes any action or proceeding to compel arbitration or to enforce an arbitration award.

12. Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered, delivered by guaranteed next-day delivery or sent by facsimile (with confirmation of transmission) or shall be deemed given on the third business day when mailed by registered or certified mail, as follows (provided that the notice of change of address shall be deemed given only when received):

If to the Company, to:

Revel Entertainment Group, LLC

1301 Atlantic Avenue – Suite 200

Atlantic City, NJ 08401

Attention: Alan Greenstein, Senior Vice President and CFO

If to the Executive, to:

Kevin G. DeSanctis

or to such other names or addresses as the Company or the Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

13. Agreement; Amendment and Assignment.

13.1. From and after the Commencement Date, this Agreement shall supersede any other employment or severance agreement or arrangement between the parties (and the Executive shall not be eligible for severance benefits under any plan, program or policy of the Company). This Agreement cannot be changed, modified, extended, waived or terminated except upon a written instrument signed by the Executive, the Company and the Guarantors.

13.2. The Executive may not assign any of his rights or obligations under this Agreement. The Company may assign its rights and obligations under this Agreement to any successor to all or substantially all of its assets or business by means of merger, consolidation, or reorganization.

13.3. The Guarantors shall be third party beneficiaries of the Agreement.

14. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances. In addition, if any court determines that any part of Sections 5 or 6 hereof is unenforceable because of its duration, geographical scope or otherwise, such court will have the power to modify such provision and, in its modified form, such provision will then be enforceable.

15. Remedies.

15.1. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity.

15.2. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

15.3. The Executive acknowledges that money damages would not be a sufficient remedy for any breach of Sections 5 or 6 of this Agreement by the Executive and that the Company shall be entitled to specific performance and injunctive relief as remedies for any such breach, in addition to all other remedies available at law or equity to the Company.

15.4. Any dispute, controversy or claim arising out of or relating to this Agreement or the performance by the parties of its or their terms shall be settled by binding arbitration held in New York, New York. The panel to be appointed shall consist of three neutral arbitrators and shall be selected by agreement of the parties; otherwise, one neutral arbitrator. The expenses relating to the arbitration, including fees for the arbitrators and reasonable attorneys’ fees and expenses, shall be borne by the Company. The arbitrator(s) shall (i) set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity (adequate in the judgment of a majority of the arbitrators) to discover relevant information about the subject matter of the dispute, (ii) rule upon motions to compel or limit discovery and (iii) have the authority to impose sanctions, including reasonable attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrator(s) determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of a majority of the arbitrator(s) as to the validity and amount of any disputed claim shall be final, binding and conclusive. Any such claim (when so resolved pursuant to arbitration under this Section 15.4 is referred to herein as a “Resolved Claim”). Any decision regarding a Resolved Claim shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrators. Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction.

16. Construction. This Agreement is the result of thoughtful negotiations and reflects an arms’ length bargain between two sophisticated parties, each represented by counsel. The parties agree that, if this Agreement requires interpretation, neither party should be considered “the drafter” nor be entitled to any presumption that ambiguities are to be resolved in his or her favor.

17. Beneficiaries/References. The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable under this Agreement following the Executive’s death by giving the Company written notice thereof and otherwise to the Executive’s estate. In the event of the Executive’s death or a judicial determination of the Executive’s incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to Executive’s beneficiary, estate or other legal representative.

18. Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes, as the Company is required to withhold pursuant to any law or governmental rule or regulation. Except as specifically provided otherwise in this Agreement, the Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

19. Section 409A. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A. This Agreement will be administered and interpreted in a manner consistent with this intent, the Executive and the Company agree to work together in good faith in an effort to comply with Section 409A and any provision that would cause this Agreement to fail to satisfy Section 409A will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A). Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, the Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement, and no payments shall be due to Executive under this Agreement which are payable upon termination of Executive’s employment, until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A.

20. Regulatory Compliance. The terms and provisions hereof shall be conditioned on and subject to compliance with all laws, rules, and regulations of all jurisdictions, or agencies, boards or commissions thereof, having regulatory jurisdiction over the employment or activities of Executive hereunder.

21. Executive May Not Act for the Company. The Executive may not act for the Company in any matter relating to this Agreement. All such matters must be determined for the Company and all such rights must be exercised by the Company in each case by the Board (or to any person or committee to which it delegates such authority),

22. Representations and Warranties. The Executive represents and warrants that other than the Separation Agreement between the Executive and Penn National Gaming, Inc., (i) he is not bound by any employment agreement and (ii) that he is not bound by any restrictive covenant or agreement that limits his right to enter into this Agreement and perform his duties hereunder.

[Signatures on next page]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

EXECUTIVE:

/s/ Kevin G. DeSanctis
Kevin G. DeSanctis

REVEL AC, INC.:

By:	/s/ Alan Greenstein
Name:	Alan Greenstein
Title:	Senior Vice President, CFO

REVEL AC, LLC (f/k/a Revel Acquisition, LLC):

By:	/s/ Alan Greenstein
Name:	Alan Greenstein
Title:	Senior Vice President, CFO

REVEL ENTERTAINMENT GROUP, LLC (f/k/a Revel Entertainment, LLC):

By:	/s/ Alan Greenstein
Name:	Alan Greenstein
Title:	Senior Vice President, CFO

REVEL ATLANTIC CITY, LLC

By:	/s/ Alan Greenstein
Name:	Alan Greenstein
Title:	Senior Vice President, CFO

NB ACQUISITION, LLC

By:	/s/ Alan Greenstein
Name:	Alan Greenstein
Title:	Senior Vice President, CFO

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